EXHIBIT 99.01

Wealth Generators Increases Gross Revenue

Salt Lake City, February 5th, 2018 – Investview Corporation (INVU) wholly owned subsidiary Wealth Generators experiences significant gross revenue increase for third quarter period ending 12/31/17 versus the same period in prior year.

Wealth Generators estimates a 38% increase in gross revenue for the quarter ending 12/31/17 versus the same period ending 12/31/16.

Expansion of our core program offering including crowdfunding, multiple language support and additional convenience tools has drawn a larger number of customers from around the world attributing to this increase.

Mario Romano, Director of Finance stated, “While we are still in the process of accounting and audit preparation, we are extremely pleased with the quarter’s gross revenue performance versus last year. We have spent the better part of 2017 preparing for monumental growth and it appears we are beginning to see the positive results from these efforts.”

About Wealth Generators

Wealth Generators provides financial technology, education, and research to individuals to enable them to “Find, Grow, and Keep” their money. We are best described as a financial fitness company providing our customers the tools and information that can improve their financial situation.

Wealth Generators products are distributed through a direct sales model. Our products are offered to individuals on a monthly subscription basis. Wealth Generators is classified as a publisher of financial research and information and exempt from securities registration. This is an exemption provided in the U.S. Securities Investment Advisers Act of 1940.

Wealth Generators is not a brokerage firm or Registered Investment Advisor. We do not execute trades or take possession of clients’ brokerage accounts. Our customers may cancel their subscription at any time and execute trades at their own discretion. www.wealthgenerators.com

About Investview, Inc.

Investview, Inc. is a diversified financial technology organization.  The Company operates primarily through its wholly- and majority-owned subsidiaries, to provide financial products and services to accredited investors, self-directed investors and select financial institutions. www.investview.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements”. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on Management’s current beliefs and assumptions and information currently available to Management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Investor Contacts:

ir@wealthgenerators.com